The OurPet's Co.
Unleashing great ideas in pet care.

OurPet's Company is a leading proprietary pet supply company that designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products under the OurPets® and Pet Zone® Brands in U.S. and international markets.

Market	OTCQX
Ticker symbol	OPCO
At March 31, 2017:	
Share price	$1.43
P/E Ratio	12.9
Market capitalization	$29.1
Price/Book	2.6x
Prices/Sales	$1.06

Dollars in millions, except share price.

Three Months Ended March 31, 2017

- Net revenue increased 5.8% to $6.5 million
- Gross profit margin of 32.5%
- Net income increased 43.8% to $383,377
- Earnings per diluted share of $0.02

Quarterly Highlights

- Exhibited at Global Pet Expo trade show with 6,761 buyers in attendance and 1,130 exhibiting companies
- Launched approximately 30 new products including electronic cat toys, Stain & Odor removal products, microencapsulated catnip scratchers, and MetalShield™ feeding solutions
- Extended our Intelligent Pet Care™ product line with the SmartLink™ Portion Feeder
- Signed a European Master Distributor that will actively market our products to 20 countries in the European Union

Market Trends

U.S. Pet Industry

- 3rd largest consumer market ($77 billion in 2016)
- Forecast (CAGR) of 4%-5% through 2020
- 84.6 million or 68% of households own a pet
- Of the 84.6 million households, 46% own at least one cat
- Average annual spending on non-food pet products
  - $1,049 for dogs
  - $846 for cats
- Industry is generally recession resistant

Pet Accessories and Treatments Categories

- 9% of U.S. pet industry annual sales
- Category sales estimated to be $15.18 billion
- Forecast CAGR of 3% through 2020
- Pets are living longer: 36% of dogs and 37% of cats are "seniors"

Key Markets

- Pet Specialty
- Food, Drug & Mass
- E-commerce



Annual Net Revenue
$millions
CAGR 7%
$17.1
$19.7
$20.2
$21.6
$22.8
$23.8
$27.1
30
25
20
15
10
5
0
2010
2011
2012
2013
2014
2015
2016

Dual Brand Strategy

OurPets — Pet Zone

- OurPets® products sold exclusively through the Pet Specialty channel consumer
- OurPets® satisfies demands of Pets Specialty Consumer
  - Wide variety of premium, innovative, quality toy and accessories
  - Specially-designed to awaken a pet's natural instincts
  - Dedicated trade and consumer support
- Pet Zone® is sold through the Food/Drug/Mass Merchandise channel
- Pet Zone® satisfies the demands of the Multi-Outlet consumer
- Multi-Outlet consumer
  - Pet Specialty quality products at affordable prices
  - Value-added features that go beyond fun and functionality
- Dedicated consumer support



Annual Net Income
$thousands
CAGR 12%
$987
$121
$193
$1,071
$769
$1,336
$2,144
$2,500
$2,000
$1,500
$1,000
$500
$-
2010
2011
2012
2013
2014
2015
2016

Strategic Product Categories:

Feline Waste Management Solutions



Interactive Cat & Dog Toys



Healthy Feeding Systems



Proprietary Products

OurPet's Company has been granted or assigned 92 United States and international patents for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats plus 70 United States and international patents pending for cat and dog toys, dog feeders and waste management products.

*Source: APPA2015/Packed Facts U.S. Market Outlook 2015 - 2016

OURPET'S COMPANY AND SUBSIDARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

	For the Three Months Ended March 31,		For the Years ended December 31,	
	2017	2016	2016	2015
Net revenue	$ 6,536,810	$ 6,175,985	$ 27,070,160	$ 23,819,189
Gross profit	2,124,768	1,831,857	8,752,599	7,549,513
Income from operations	480,888	415,269	2,683,454	2,159,616
Income before income taxes	449,090	409,440	2,675,649	2,087,504
Income tax (expense)	65,713	142,859	531,056	750,592
Net income	$ 383,377	$ 266,581	$ 2,144,593	$ 1,336,912
Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:				
Net Income	$ 0.02	$ 0.01	$ 0.11	$ 0.07
Weighted average number of common shares outstanding used to calculate basic earnings per share	17,808,569	17,627,586	17,688,999	17,569,744
Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	19,698,390	19,458,841	20,134,777	19,262,742

Business Model: Pet Knowledge + Technical Knowledge = Innovation

Strong R&D and Patents

- Products are brought to market after careful investment in both behavioral research and technology research
- Focus on functional and solution based products
- Aversion to developing "me too" commodity products
- Formidable patent fencing process to secure inimitability versus the competition

Positioning with Leading Retailers

- Strong sell-through history with retailers such as Wal-Mart, PetSmart and Petco
- Private label business helps maintain shelf space within pet specialty retailers
- #1 ranking within product category position at Amazon
- Broad retail presence across pet specialty and food, drug & mass retailers, as well within e-commerce

Specific Pet Industry Trend

- Consolidation of vendors within leading retailers
- Growth in Toys & Accessories continue
- The Waste & Odor control market represents a particularly attractive, growing segment

Sales Channels/ Customer examples

Pet Specialty
- Petco
- PetSmart
- Pet Supermarket
- Pet Supplies Plus
- Petvalu
- Pet Sense
- Mondu

Food, Drug & Mass
- Kroger
- Publix
- C&S Grocers
- Meijer
- Kmart
- Wal-Mart

E-commerce
- Amazon.com
- Doctors Foster and Smith
- PetSmart.com
- Target.com
- Walmart.com
- Canadian Tire

"We are pleased with another record quarter as strong performance in our e-commerce channel counterbalanced the soft retail market and changes in customer preferences. While we are never satisfied with top line single digit revenue growth in any quarter, it is worth noting that we grew revenues, increased our gross profit margin to 32.5%, and generated a quarterly record bottom line in an economic climate that was borderline recessionary."

– Dr. Steven Tsengas, Chairman and CEO

1300 East Street, Fairport Harbor, Ohio 44077
1.800.565.2695 • 440.354.6500 • Fax: 440.354.9129 • www.ourpets.com
Public Company Symbol: OTCQX: OPCO • Member of APPA • NASC • RILA

The OurPet's Co.
Unleashing great ideas in pet care.